    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 1998
                                                  REGISTRATION NO. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                         BOREALIS TECHNOLOGY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                                       88-0238203
(STATE OF INCORPORATION)                    (I.R.S. EMPLOYER IDENTIFICATION NO.)

                          9790 GATEWAY DRIVE, SUITE 200
                               RENO, NEVADA 89511
                                 (702) 856-7600

               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              ---------------------

                                  PATRICK GRADY
                 PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                         BOREALIS TECHNOLOGY CORPORATION
                          9790 GATEWAY DRIVE, SUITE 200
                               RENO, NEVADA 89511
                                 (702) 856-7600

            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                              ---------------------

                                    COPY TO:
                                STEVEN E. BOCHNER
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                                 (650) 493-9300

                              ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
    TITLE OF EACH CLASS OF SECURITIES TO BE          AMOUNT TO BE           PROPOSED        PROPOSED MAXIMUM      AMOUNT OF
                   REGISTERED                       REGISTERED(1)         MAXIMUM PRICE         AGGREGATE        REGISTRATION
                                                                          PER SHARE(2)      OFFERING PRICE(2)       FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value................    18,575,490 shares          $0.3907          $7,257,443.94         $2,017.56
=================================================================================================================================

(1) Includes 15,664,990 shares issuable upon conversion of Series A-1 Preferred Stock of the Company and 117,500 shares issuable upon exercise of warrants, all of which shares of Common Stock may be offered pursuant to this Registration Statement. For purposes of estimating the number of shares of Common Stock to be included in this Registration Statement, the Company calculated 200% of the number of shares of Common Stock that would be issuable upon conversion of the Company's Series A-1 Preferred Stock if such Preferred Stock was converted on November 12, 1998 (based on a conversion price equal to 80% of the average of the closing prices for the Company's Common Stock on the previous five trading days). In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of Common Stock as may become issuable upon conversion of or in respect of the Company's Series A-1 Preferred Stock, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions (including floating rate conversion prices).

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices of the Registrant's Common Stock on November 11, 1998, as reported by the NASD OTC Bulletin Board.

(3) No sales of securities will be conducted by Registrant. Registrant will, however, pay expenses of the offering, which are expected to total approximately $13,517.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                18,575,490 SHARES

                         BOREALIS TECHNOLOGY CORPORATION

                                  COMMON STOCK

         This Prospectus relates to 18,575,490 shares of common stock (plus an indeterminate number of additional shares of common stock relating to certain antidilution rights of preferred stock) of Borealis Technology Corporation. These shares are all being offered by stockholders of Borealis, not by Borealis directly. These stockholders of Borealis may offer these shares from time to time in transactions on the NASD OTC Bulletin Board (or any other exchange or automated quotation system in which our common stock may then be listed) or in privately negotiated transactions. These sales may take place at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. 15,664,990 of the shares may be issuable upon conversion of 2,350 shares of Series A-1 convertible preferred stock and 117,500 of the shares are issuable upon exercise of warrants. The Shares were issued or will be issued in private placement transactions exempt from the registration requirements of the Securities Act of 1933, as amended, under
Section 4(2) of that act. See "Selling Stockholders" beginning on page 9 and "Plan of Distribution" beginning on page 10.

         We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We will, however, pay all expenses incurred in registering the shares, but each selling stockholder will be responsible for all selling and other expenses incurred by him or her. Borealis and the selling stockholders have each agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

         Our common stock is quoted on the NASD OTC Bulletin Board under the symbol "BRLS." On November 11, 1998, the closing price of the common stock on the NASD OTC Bulletin Board was $0.3438.

                              --------------------

         INVESTING IN BOREALIS COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                              --------------------

         The selling stockholders and any broker executing selling orders on behalf of the selling stockholders may be deemed to be underwriters within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                              --------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT A SOLICITATION OF AN OFFER TO BUY THESES SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS MAY BE CHANGED AND MAY NOT BE CORRECT AT ANY TIME AFTER NOVEMBER 13, 1998.

                       WHERE YOU CAN FIND MORE INFORMATION

         Borealis Technology Corporation ("Borealis") files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You can inspect and copy the Registration Statement on Form S-3 of which this Prospectus is a part, as well as reports, proxy statements and other information filed by Borealis, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the
Commission: Seven World Trade Center, Suite 1300, New York, New York, 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. Please call the Commission at 1-800-SEC-0330 for further information regarding the operations of its public reference rooms. The Commission also maintains a World Wide Web site at http:\\www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants (like Borealis) that file electronically with the Commission.

         Borealis has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), which this Prospectus is a part. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission allows this Prospectus to "incorporate by reference" certain other information that Borealis files with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the Commission will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we have sold all of the securities that we have registered.

        (1) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

        (2) Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

        (3)     Our Current Reports on Form 8-K filed on September 29, 1998.

        (4) The description of our common stock offered hereby contained in the Company's Registration Statement on Form 8-A dated June 11, 1996.

         If you make a request for such information in writing or by telephone, we will provide you without charge, a copy of any or all of the information incorporated by reference in the registration statement of which this Prospectus is a part. Requests for such information should be in writing to 9790 Gateway Drive, Suite 200, Reno, Nevada 89511, Attn: Chief Financial Officer or by telephone at (702) 856-7600.

                           FORWARD-LOOKING STATEMENTS

         We have made-forward-looking statements in this Prospectus (and in the documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of our operations. Also, when we use such words as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that an investment in our securities involves certain risks and uncertainties that could affect our future financial results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.

                                    BOREALIS

         Businesses more and more have realized that collecting, retaining, analyzing and disseminating customer information quickly and efficiently throughout their organizations is important to attracting new and retaining existing customers. At most companies, the closest point of contact between the customer and the vendor is through field personnel--mobile employees--who historically have been the least connected to the flow of customer information. We provide a software solution, called "Arsenal", that allows businesses to receive critical customer information from various contact points, including field personnel, and to disseminate that critical customer information across the business enterprise to all users. Using our Arsenal software, field personnel can input critical customer information they gather into laptop computers and "synchronize" the new data with a central information system for distribution to other users. Corporate users in turn can distribute new customer information to the field with Arsenal to provide field personnel with up-to-date customer information. Arsenal allows any change in information to be quickly synchronized and distributed across the business enterprise, allowing businesses to better leverage their customer relationships.

         Borealis was incorporated in the State of Nevada in June 1988 and reincorporated in the State of Delaware prior to the completion of its initial public offering in June 1996. Our headquarters are located at 9790 Gateway Drive, Suite 200, Reno, Nevada 89511, and our phone number is (702) 856-7600. Our common stock is quoted on the NASD OTC Bulletin Board under the symbol BRLS.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

         If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

GOING CONCERN ASSUMPTION; UNCERTAIN FUTURE CAPITAL NEEDS; NO ASSURANCE OF FUTURE FINANCING

         Our cash and short-term investments totaled approximately $450,000 as of November 10, 1998. We will likely be forced to cease operations if we do not obtain additional funding in the very near future. Without additional funding, we expect that we will be able to continue operations at our current level only for the next few weeks.

         Our future capital requirements depend on numerous factors, including the amount of revenues we generate from operations, the cost of our sales and marketing activities and the progress of our research and development activities. None of these factors can be predicted with certainty. We are currently seeking funding, and will most likely seek additional funding within the next twelve months. We cannot assure you that funding will be available on acceptable terms, or at all, when it is required. If additional funding is not available when needed, we could be forced to reduce or suspend our operations, seek an acquisition partner or sell securities on terms that may be highly dilutive or otherwise disadvantageous to investors. We have experienced in the past, and may continue to experience, operational difficulties and delays in our product development due to working capital constraints. Any such difficulties may materially adversely affect our business, financial condition and results of operations.

         Our independent auditors' reports on our financial statements at December 31, 1997 and for the years ended December 31, 1996 and 1997 contain an explanatory paragraph indicating that the we had recurring operating losses that raise substantial doubt about our ability to continue as a going concern. In addition, we had an accumulated deficit of $20,911,856 at September 30, 1998. We will likely require substantial additional funding in the future, and our independent auditors' report on our future financial statements may include a similar explanatory paragraph if we are unable to raise sufficient funds or generate sufficient cash from operations to cover our cost of operations. This explanatory paragraph may materially adversely affect our relationships with prospective customers, third-party integrators and suppliers, and therefore may materially adversely affect our business, financial condition and results of operations.

ILLIQUIDITY OF TRADING MARKET; PENNY STOCK

         Shares of our common stock are quoted on the NASD OTC Bulletin Board system. This over-the-counter market on an electronic bulletin board generally supports quotations for securities of companies that do not meet the Nasdaq SmallCap Market listing requirements. As a result, investors may find it more difficult to dispose of, or to obtain accurate price quotations of, our common stock than they would if our common stock were quoted on the Nasdaq SmallCap Market. In addition, quotation on the NASD OTC Bulletin Board depends on the willingness of broker-dealers to make a market in our common stock. We cannot assure you that our common stock will continue to be so quoted or that there will continue to be a market for buying and selling of our common stock. Furthermore, if our net tangible assets fall below $2 million in our next audited financial statements, or we otherwise fail to meet certain criteria of the Commission, our common stock will become subject to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Such rules may discourage the ability or willingness of broker-dealers to sell and/or make a market in our common stock.

COMPLETE DEPENDENCE ON RECENT PRODUCT INTRODUCTION

         We derive substantially all of our revenues from the sale of licenses and maintenance contracts for Arsenal. Consequently, we are entirely dependent on the market acceptance of Arsenal. Unless and until Arsenal receives market acceptance, we will have no material source of revenue. We cannot assure you that Arsenal will achieve market acceptance, and if it does not, our business, financial condition and results of operations will be materially adversely affected. Arsenal's market acceptance and sales are substantially dependent on a number of factors, including the success of our sales and marketing efforts and the hiring and training of additional personnel. We cannot assure you that we will successfully hire and retain key personnel in a timely manner. Our failure to do so will materially adversely affect our business, financial condition and results of operations.

RISK OF DILUTION BY HOLDERS OF PREFERRED STOCK

         In September 1998, we issued and sold 2,350 shares of Series A-1 Preferred stock in a private placement financing. Each of these shares of preferred stock is convertible into such number of shares of common stock as is determined by dividing $1000.00 by the "Conversion Price" at the time of conversion. The Conversion Price is equal to 80% of the lesser of (i) the average of the closing prices for our common stock on the previous five trading days prior to conversion and (ii) $2.50. For example, if the average of the closing prices of our common stock for the previous five days was $1.00, then one share of preferred stock would convert into 1,250 shares of common stock ($1000 divided by ($1.00 times .80)). Because of this "anti-dilution" conversion feature, the holders of preferred stock may have the ability to substantially dilute the ownership of the holders of common stock, particularly if the market price of the common stock decreases significantly due to sales of common stock, including sales of common stock that was obtained upon conversion of preferred stock.

RECENT HIRES OF KEY EXECUTIVES; NEED TO FILL KEY EXECUTIVE POSITION; DEPENDENCE ON LIMITED NUMBER OF KEY PERSONNEL

         Our Chairman of the Board assumed the positions of President and Chief Executive Officer following the resignation of our then President and Chief Executive Officer in March 1998. Our future success substantially depends on the efforts of certain of its officers and key technical and other employees, many of whom have only recently joined us. In particular, our Vice President of Engineering joined us in February 1998. Additionally, we are currently seeking to hire a Vice President of Marketing. We have not entered into any employment agreements nor do we have key man life insurance. We believe that our success depends on our ability to recruit, retain and motivate additional key skilled personnel, who are in great demand, including additional sales and marketing personnel. We cannot assure you that we will be successful in doing so.

DEPENDENCE ON THIRD PARTY INTEGRATORS

         Software products that address the customer relationship management needs of medium-to large-size businesses are typically highly complex and require significant customization that often results in an extensive implementation process. Our strategy for implementing Arsenal depends on the use of third-party integrators to install, customize and service it. Consequently, third-party integrators must undergo substantial amounts of training to be able to apply our products to the varied needs of our current and prospective customers. We cannot assure you that we will be able to attract and retain the personnel necessary to train such integrators. In addition, we cannot assure you that our training will be sufficient or that such integrators will be able to provide the level or quality of service required to meet the needs of our current and prospective customers. We will likely depend on third-party integrators to complete certain post-delivery obligations prior to our recognition of revenue. If such integrators fail to complete such obligations, we may be prevented from recognizing revenue, which could materially adversely affect our business, financial condition and results of operations. If we are unable to maintain effective, long-term relationships with these integrators, or if such integrators fail to meet the needs of our current and prospective customers in a timely fashion, we could experience a loss of, or delay in, market acceptance of our products, an increase in product support costs and an injury to our reputation, any of which could materially adversely affect our business, financial condition and results of operations.

         We do not, and do not plan to, enter into or maintain exclusive relationships with third-party integrators. Consequently, such integrators may have existing relationships with, or may undertake new relationships with, our direct competitors. Such integrators may not promote Arsenal effectively, or at all. If we fail to provide sufficient incentive for such integrators, sales of Arsenal could be adversely affected, which could materially adversely affect our business, financial condition and results of operations.

RECENT LOSSES; QUARTERLY FLUCTUATIONS IN PERFORMANCE

         We have experienced significant operating losses in each of the years beginning with 1994 and expect to incur significant operating losses for the foreseeable future. We derive substantially all of our revenues from the sales of licenses and maintenance contracts for Arsenal, our sole product. Arsenal may never achieve significant market acceptance and we may never achieve profitability.

         Our operating and other expenses are relatively fixed in the short term. As a result, variation in the timing of revenues will cause significant variations in quarterly operating results. Notwithstanding the difficulty in forecasting future sales, we must undertake our development, sales and marketing activities and other commitments months in advance. Accordingly, any shortfall in revenues in a given quarter may materially adversely affect our business, financial condition and results of operations due to the inability to adjust our expenses during the quarter to match the level of revenues for the quarter. Once commitments for such expenditures are undertaken, we may be unable to reduce them quickly if revenue is less than expected. In addition, our sales expectations are based entirely on our internal estimates of future demand. Due to these and other factors, we believes that quarter-to-quarter comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

         Our operating results may fluctuate as a result of many factors, including, without limitation:

        -       volume and timing of orders received;
        - the extent to which we are required to establish and support a third-party integrator channel or hire additional sales personnel to supplement such channel;
        -       announcements by us and our competitors;
        - the timing of commercial introduction of enhancements to Arsenal, if any;
        -       the timing of commercial introduction of competitive products;
        -       the impact of price competition on our average selling prices;
                and
        - the level of research and development required to complete any future product enhancements.

         Many of these factors are beyond our control. In addition, due to the short product life cycles that characterize the customer relationship management software market, our failure to introduce any Arsenal enhancements in a timely manner could materially adversely affect our business, financial condition and results of operations.

RAPID TECHNOLOGICAL CHANGE; RISK OF PRODUCT DELAYS OR DEFECTS

         The customer relationship management software market is characterized by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. The introduction of products embodying new technologies and the emergence of new industry standards and practices can render existing products obsolete and unmarketable. Our success depends in large part upon our ability to obtain market acceptance of Arsenal, develop enhancements to Arsenal to address the changing requirements of our customers, educate third-party integrators regarding Arsenal and anticipate or respond to technological advances, competitive products and emerging industry standards in a timely, cost-effective manner. We may not be successful in marketing and supporting Arsenal or enhancements to Arsenal, if any, and we may experience difficulties that could delay or prevent the successful marketing and support of these products. Arsenal and any such product enhancements may not adequately meet the requirements of the marketplace nor achieve any significant degree of commercial acceptance. We have experienced delays in the past in product development, including significant delays in the development of Arsenal. Delays in enhancements to Arsenal, if any, may result in customer dissatisfaction and delay or loss of product and maintenance revenues. In addition, Arsenal or other future enhancements may not meet the requirements of the marketplace or conform to industry standards and requirements. Any delays in the development or introduction of enhancements to Arsenal or failure to respond to market requirements could materially adversely affect our business, financial condition and results of operations.

         Software products such as Arsenal often contain errors, or "bugs," that can adversely affect the performance of the product or damage a user's data. Despite testing by our technical staff and by potential customers, errors may be found in Arsenal, or any new versions of Arsenal, which could result in (i) a loss of, or delay in, market acceptance and sales, (ii) diversion of development resources, (iii) injury to our reputation or (iv) increased service and warranty costs. Any of the foregoing could materially adversely affect our business, financial condition and results of operations.

COMPETITION

         The customer relationship management software market is highly-competitive, highly-fragmented and characterized by rapid technology change, frequent new product introductions, short product life cycles and evolving industry standards. In the future, the market is expected to be characterized by significant price erosion over the life of a product. Within specific ranges of product functionality, we experience competition from many sources, including: (i) companies that directly address the customer relationship management market; (ii) third party integrators that design, develop and implement custom customer relationship management solutions; (iii) the internal information technology departments of potential customers that develop proprietary applications; and (iv) pre-packaged products, including Personal Information Managers. In addition, we may experience competition from additional companies who may enter the market, such as "groupware" vendors, LAN-based application development tools vendors, remote LANaccess communication vendors and communications and systems management software vendors. Potential competitors also include a number of large hardware and software companies that may develop or acquire products that compete in our market.

         Current and potential competitors have established and may continue to establish cooperative relationships with third parties to increase the ability of their products to address the needs of our current and prospective customers. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Many of our current and potential competitors have significantly greater financial, technical, marketing, name recognition and other resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than can we. We may not be able to compete successfully against current or future competitors, and competitive pressures may materially adversely affect our business, financial condition and results of operations.

IMPACT OF YEAR 2000

         Many computer systems were not designed to handle any dates beyond the year 1999, and therefore computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. Borealis has completed a Year 2000 compliance review for all Arsenal products released through September 30, 1998. We do not anticipate that addressing the year 2000 problem for Arsenal products will have a material impact on operations or financial results. To date, costs incurred in remediating identified Year 2000 issues have not been material.

          Despite design review and ongoing testing, Arsenal products may contain undetected errors or defects associated with Year 2000 date handling. Known or unknown errors or defects in Arsenal products could result in: (i) delay or loss of revenue; (ii) diversion of development resources; (iii) damage to reputation; and (iv) increased service and warranty costs.

         Year 2000 issues may also affect the computer systems used internally by us to manage and operate our business. We have completed a Year 2000 compliance review of its internal systems and are not aware of any material costs or operational issues associated with Year 2000 issues affecting internal systems. To date we have not incurred and do not believe that we will incur significant operating expenses or be required to invest heavily in computer systems improvements to be Year 2000 compliant. However, we may experience significant unanticipated problems and costs caused by undetected errors or defects in internal systems. The worst-case scenario if such problems occur would be the inability to ship products and record revenue.

         We do not currently have any information concerning the Year 2000 compliance status of our customers or prospective customers. If current or future customers fail to achieve Year 2000 compliance or if they divert technology expenditures (especially technology expenditures that were reserved for software and services) to address Year 2000 compliance issues, our business, results of operations or financial condition could be materially adversely affected.

         We have funded our Year 2000 activities from available cash and have not separately accounted for these costs in the past. To date, these costs have not been material. We may incur additional costs for administrative, customer support, internal IT and product engineering activities to address ongoing internal and product-related Year 2000 issues. In addition, we may experience problems and costs with Year 2000 compliance that could materially adversely affect our business, results of operations, and financial condition. We have not yet fully developed a contingency plan to address situations that may result if we are unable to achieve Year 2000 readiness of critical operations. The cost of developing and implementing such a plan may itself be material. Finally, we are also subject to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions.

                              SELLING STOCKHOLDERS

         The following table lists the Borealis stockholders selling pursuant to this Prospectus (the "Selling Stockholders") and the number of shares of Borealis's Common Stock that each owned or had the right to acquire as of November 10, 1998. Because the Selling Stockholders may offer all or some of the shares of Borealis Common Stock to be sold pursuant to this Prospectus (the "Shares") which they hold, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by Selling Stockholders after completion of this offering. The Shares are being registered to permit secondary trading of the Shares, and the Selling Stockholders may offer Shares for resale from time to time. See "Plan of Distribution."

         The Shares being offered by the Selling Stockholders were acquired, or were issued upon conversion of Series A-1 Preferred Stock or upon the exercise of warrants acquired, from the Company in transactions exempt from the registration requirements of the Securities Act provided by Section 4(2) thereof pursuant to a Common Stock Purchase Agreement (the "Common Stock Purchase Agreement"), a Series A-1 Preferred Stock Purchase Agreement (the "Preferred Stock Purchase Agreement") or a Warrant by and between Borealis and the Selling Stockholder (a "Warrant"). These transactions occurred between June 3, 1998 and September 30, 1998. Each Selling Stockholder represented to the Company that, and the Company had reasonable basis to believe that, such Selling Stockholder was an accredited investor as defined under Regulation D promulgated under the Securities Act in connection with the transactions.

         Each Selling Stockholder that purchased Shares of the Company pursuant to the Agreements further represented to the Company that it was acquiring the Shares for investment and not with the present intention of distributing such Shares. In lieu of granting the Selling Stockholders demand registration rights, the Company has filed with the Commission, under the Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares.

                                                                                SHARES                       NUMBER OF
                                                                           BENEFICIALLY OWNED                 SHARES
                                                                          PRIOR TO OFFERING(1)               BEING(2)
                                                                      -----------------------------     ------------------
                            STOCKHOLDERS                                NUMBER             PERCENT            OFFERED
                            ------------                              ------------         -------      ------------------
RBB Bank Aktiengesellschaft                                           6,448,722(3)           42.37%          6,448,722


John W. Webley                                                        1,544,666(4)           17.60%            800,000


The Peter W.J. Stonebridge 1995 Revocable Trust U.A.D                 1,156,666(5)           13.23%            750,000
10/17/95

Patrick W. Grady                                                      1,121,854(6)           12.38%            680,000

The Mendez 1992 Trust, dated 10/14/92                                   633,654(7)            6.85%            633,654

Richard Timmins                                                         452,436(8)            4.98%            322,436

Richard J. Povey                                                        329,436(9)            3.62%            322,436

The Peter Pitsker Limited Partnership, dated 12/3/96                    268,142(10)           3.06%            100,000

Trust A of the Sulzer Family Trust of 1995, dated 5/1/95, as            200,000               2.28%            200,000
amended

Storm Ventures Fund I, LLC                                              100,000               1.14%            100,000

Michael J. D'Eath                                                        86,714(11)           0.99%             13,000


---------------

(1) Based on 8,770,305 shares of Common Stock issued and outstanding as of November 10, 1998. Individual ownership numbers are based upon representations made to the Company by each Selling Stockholder, unless otherwise indicated. For the purpose of computing the percentage of ownership of each individual Stockholder, the number of shares of Common Stock includes the number of shares issuable upon (i) conversion of the Preferred Stock (based on a conversion price equal to 80% of the average of the closing prices for the Common Stock on the five consecutive trading dates ending November 10, 1998), (ii) exercise of the warrants to purchase shares of Common Stock, and (iii) exercise of the options that are presently exercisable or exercisable within 60 days of November 10, 1998, but such shares are not treated as outstanding for the purpose of computing the percentage of any other person.

(2) Assumes conversion of each selling stockholder's shares of preferred stock, if any, into shares of common stock.

(3) Includes 100,000 shares issuable upon exercise of warrants; 6,348,722 shares issuable upon conversion of Preferred Stock. RBB Bank holds the shares as an agent on behalf of more than 40 independent non-U.S. accredited investors, each of whom beneficially owns less than 5.0% of the outstanding shares of common stock of the Company.

(4) Includes 200,000 shares issuable upon exercise of warrants; 6,666 shares issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of November 10, 1998. Mr. Webley is a Director of the Company.

(5) Includes 100,000 shares issuable upon exercise of warrants; 6,666 shares issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of November 10, 1998. Mr. Stonebridge is a Director of the Company.

(6) Includes 117,410 shares issuable upon exercise of warrants; 324,444 shares issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of November 10, 1998. Mr. Grady is the President, Chief Executive Officer and Chairman of the Company.

(7) Includes 7,500 shares issuable upon exercise of warrants; 476,154 shares issuable upon conversion of Preferred Stock.

(8) Includes 45,000 shares issuable upon exercise of warrants; 317,436 shares issuable upon conversion of Preferred Stock.

(9) Includes 5000 shares issuable upon exercise of warrants; 317,436 shares issuable upon conversion of Preferred Stock.

(10) Consists of an aggregate of 251,142 shares, and 17,000 shares issuable upon exercise of warrants, held by The Peter Pitsker Limited Partnership and the Peter B. Pitsker and Polly D. Pitsker Revocable Living Trust Dated September 11, 1985. Mr. Pitsker previously served as a Director and as interim President of the Company.

(11) Includes 5,000 shares issuable upon exercise of warrants; 27,083 shares issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of November 10, 1998. Mr. D'Eath is the Vice President of Business Development and Product Marketing of the Company.

                              PLAN OF DISTRIBUTION

         The Company has been advised by each Selling Stockholder that it or its donees or transferees intend to sell all or a portion of the Shares offered hereby from time to time on the NASD OTC Bulletin Board (or any other exchange or automated quotation system in which our Common Stock may then be listed), in privately negotiated transactions or otherwise, and that sales will be made at fixed prices that may be changed, at market prices prevailing at the times of such sales, at prices related to such market prices or at negotiated prices. Such Selling Stockholder or its donees or transferees may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, such Selling Stockholder or its donees or transferees and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

         Any broker-dealer participating in such transactions as agent may receive commissions from a Selling Stockholder or its donees or transferees (and, if they act as agent for the purchaser of such Shares, from such purchaser). Brokerage fees may be paid by the Selling Stockholder or its donees or transferees, which may be in excess of usual and customary brokerage fees. Broker-dealers may agree with a Selling Stockholder or its donees or transferees to sell a specified number of Shares at a stipulated price, and, to the extent such a broker-dealer is unable to do so acting as agent for a Selling Stockholder or its donees or transferees, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer's commitment to such Selling Stockholders or its donees or transferees. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the NASD OTC Bulletin Board, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

         Any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

         There can be no assurance that any Selling Stockholder will sell any or all of the Shares offered by it hereunder.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnity agreements with certain directors and executive officers. These agreements, among other things, indemnify the directors and executive officers for certain expenses (including attorneys' fees), judgments, fines, and settlement payments incurred by such persons in any action, including any action by or in the right of the Registrant, in connection with the good faith performance of their duties as a director or officer. The indemnification agreements also provide for the advance payment by the Company of defense expenses incurred by the director or officer; however, the affected director or officer must undertake to repay such amounts advanced if it is ultimately determined that such director or officer is not entitled to be indemnified.

         In addition, the Company and each Selling Stockholder have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                     EXPERTS

         The financial statements of Borealis Technology Corporation appearing in the Company's Annual Report (Form 10-KSB) for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements) and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         Counsel for the Company, Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, has rendered an opinion to the effect that the Common Stock offered hereby is duly and validly issued, fully paid and nonassessable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

SEC Registration Fee...............................       $2,017.56
Accountant's Fees and Expenses.....................       $3,500.00
Legal Fees and Expenses............................       $6,000.00
Miscellaneous......................................       $2,000.00
                                                          ---------

Total..............................................      $13,517.56
                                                         ==========


-------------

* Represents expenses relating to the distribution by the Selling Stockholder pursuant to the Prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by the Company on behalf of the Selling Stockholder. All amounts are estimates except for the SEC Registration Fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law.

         The Registrant currently carries indemnity insurance pursuant to which its directors and officers are insured under certain circumstances against certain liabilities or losses, including liabilities under the Securities Act. The Registrant has entered into indemnity agreements with certain directors and executive officers. These agreements, among other things, indemnify the directors and executive officers for certain expenses (including attorneys' fees), judgments, fines, and settlement payments incurred by such persons in any action, including any action by or in the right of the Registrant, in connection with the good faith performance of their duties as a director or officer. The indemnification agreements also provide for the advance payment by the Registrant of defense expenses incurred by the director or officer; however, the affected director or officer must undertake to repay such amounts advanced if it is ultimately determined that such director or officer is not entitled to be indemnified.

         At present, there is no pending litigation involving a director or officer of the Registrant in which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 16.  EXHIBITS.


EXHIBIT
NUMBER            DESCRIPTION
------            -----------

2.1(1)            Agreement and Plan of Merger between Borealis Corporation, a
                  Nevada corporation, and Borealis Technology Corporation, a
                  Delaware corporation, dated June 7, 1996

4.1 Certificate of Designation of Series A-1 Preferred Stock of the Registrant

4.2(2)            Form of Common Stock Purchase Agreement by and between
                  Registrant and certain investors for June-August private placement

4.3               Form of Preferred Stock Purchase Agreement by and between
                  Registrant and certain investors for September 1998 private placement

4.4 Form of Common Stock Warrant issued in September 1998 private placement

4.5(1)            Specimen Certificate of Registrant's Common Stock

4.6(1)            Form of Warrant to Wilson Sonsini Goodrich & Rosati

4.7(1) Form of Warrant issued to H.J. Meyers & Co., Inc. in connection with the Registrant's initial public offering

4.8(1)            Registrant's Contingent Rights Plan

4.9(3) Form of Warrant issued to H.J. Meyers & Co., Inc. in connection with the Registrant's July 1997 public offering

5.1               Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                  Corporation

23.1              Consent of Independent Auditors

23.2              Consent of Wilson Sonsini Goodrich & Rosati, Professional
                  Corporation (included in Exhibit 5.1)

24.1              Power of Attorney (included on page II-4)

         -------------------

(1) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form SB-2 which became effective on June 20, 1996.

(2) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form 10-QSB filed August 13, 1998.

(3) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form SB-2 which became effective on July 21, 1997.

ITEM 17.  UNDERTAKINGS.

(a)     The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

        (c) Insofar, as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the California General Corporations Code, the Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and it officers and directors, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-3 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on this 13th day of November, 1998.

                                   BOREALIS TECHNOLOGY CORPORATION

                                   By:  /s/ Patrick Grady
                                        ----------------------------------
                                        Patrick Grady
                                        President, Chief Executive Officer
                                        and Chairman

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Patrick Grady and Elizabeth Gasper, and each one of them, individually and without the other, his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on From S-3, and to file the same, with the exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.

             SIGNATURE                                      TITLE
             ---------                                      -----

          /s/ Patrick Grady           President, Chief Executive Officer and Chairman
---------------------------------
            Patrick Grady


        /s/ Elizabeth Gasper          Chief Financial Officer (principal financial and accounting
---------------------------------     officer)
          Elizabeth Gasper

            /s/  Ed Esber             Director
---------------------------------
              Ed Esber


         /s/ Joseph Marengi           Director
---------------------------------
           Joseph Marengi

                                      Director
---------------------------------
          Peter Stonebridge


           /s/ John Webley            Director
---------------------------------
             John Webley


        /s/ Elizabeth Gasper          Attorney-in-Fact
---------------------------------
          Elizabeth Gasper


                                INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
------            -----------

2.1(1)            Agreement and Plan of Merger between Borealis Corporation, a
                  Nevada corporation, and Borealis Technology Corporation, a
                  Delaware corporation, dated June 7, 1996

4.1 Certificate of Designation of Series A-1 Preferred Stock of the Registrant

4.2(2)            Form of Common Stock Purchase Agreement by and between
                  Registrant and certain investors for June-August private placement

4.3               Form of Preferred Stock Purchase Agreement by and between
                  Registrant and certain investors for September 1998 private placement

4.4 Form of Common Stock Warrant issued in September 1998 private placement

4.5(1)            Specimen Certificate of Registrant's Common Stock

4.6(1)            Form of Warrant to Wilson Sonsini Goodrich & Rosati

4.7(1) Form of Warrant issued to H.J. Meyers & Co., Inc. in connection with the Registrant's initial public offering

4.8(1)            Registrant's Contingent Rights Plan

4.9(3) Form of Warrant issued to H.J. Meyers & Co., Inc. in connection with the Registrant's July 1997 public offering

5.1               Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                  Corporation

23.1              Consent of Independent Auditors

23.2              Consent of Wilson Sonsini Goodrich & Rosati, Professional
                  Corporation (included in Exhibit 5.1)

24.1              Power of Attorney (included on Page II-4)

-------------------

(1) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form SB-2 which became effective on June 20, 1996.

(2) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form 10-QSB filed August 13, 1998.

(3) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form SB-2 which became effective on July 21, 1997.